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                                                                   EXHIBIT 23(a)

                         INDEPENDENT AUDITORS' CONSENT

To the Stockholders of Amscan Inc.
  and Affiliates:

The audits referred to in our report dated April 5, 1996, except as to note 16, which is as of July 31, 1996 and note 7, which is as of September 30, 1996, included the related special purpose combined financial statement schedule as of December 31, 1994 and 1995, and for each of the years in the three-year period ended December 31, 1995, included in the registration statement. This special purpose combined financial statement schedule is the responsibility of the Companies' management. Our responsibility is to express an opinion on this special purpose combined financial statement schedule based on our audits. In our opinion, such special purpose combined financial statement schedule, when considered in relation to the basic special purpose combined financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                          KPMG Peat Marwick LLP

Stamford, Connecticut
December 13, 1996